Exhibit 10.21

SHAREHOLDER SUPPORT AGREEMENT

This SHAREHOLDER SUPPORT AGREEMENT (this “Agreement”) is made as of September 29, 2005, by and among StorCOMM, Inc., a Delaware corporation (“StorCOMM”) and the Shareholders named on Exhibit A hereto (each a “Shareholder”).

WHEREAS, each Shareholder is, as of the date hereof, the record and beneficial owner of the shares of Common Stock, no par value per share (the “Common Stock”), of Creative Computer Applications, Inc., a California corporation (“CCA”), set forth next to such Shareholder’s name on Exhibit A hereto (with respect to each Shareholder, such “Shareholder’s Shares”); and

WHEREAS, CCA, Xymed.com, Inc., a wholly owned subsidiary of CCA (“Merger Sub”), and StorCOMM concurrently herewith are entering into an Agreement and Plan of Reorganization, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub and StorCOMM upon the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”) (all capitalized terms used herein but not defined have the respective meanings as set forth in the Merger Agreement); and

WHEREAS, as a condition to the willingness of StorCOMM to enter into the Merger Agreement, and in order to induce StorCOMM to enter into the Merger Agreement, each Shareholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the execution and delivery by StorCOMM of the Merger Agreement and the foregoing and the mutual representations, warranties, covenants and agreements set forth herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.    Representations and Warranties. Each Shareholder hereby severally but not jointly represents and warrants, to StorCOMM as follows:

(a)           Such Shareholder is the record and the direct or indirect beneficial owner of such Shareholder’s Shares.

(b)           This Agreement has been duly authorized, executed and delivered by such Shareholder and constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

(c)           Neither the execution and delivery of this Agreement nor the consummation by such Shareholder of the transactions contemplated hereby will result in a violation of, or a default (with or without notice or lapse of time, or both) under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which such Shareholder is a party or bound or to which any of such Shareholder’s Shares are subject. Consummation by such Shareholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to such Shareholder or such Shareholder’s Shares.

(d)           Such Shareholder’s Shares and the certificates representing such Shareholder’s Shares are now and at all times during the term hereof will be held by such Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances arising hereunder.

(e)           Such Shareholder represents that such Shareholder has received and reviewed a complete copy of the Merger Agreement.

SECTION 2.    Voting of Shares; Waiver of Appraisal Rights.

(a)           Each Shareholder hereby agrees that, during the term of this Agreement, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Common Stock, however called, or in connection with any written consent of the holders of Common Stock, such Shareholder will appear at the meeting or otherwise cause all of such Shareholder’s Shares, plus any shares of Common Stock acquired by such Shareholder after the date hereof, to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) all of such Shareholder’s Shares, plus any shares of Common Stock acquired by such Shareholder after the date hereof, to be voted (i) in favor of adoption of the Merger Agreement and (ii) against any action or agreement which would impede, interfere, with or prevent the Merger, including any other extraordinary corporate transaction, such as a merger, sale of assets, issuance of capital stock, reorganization or liquidation involving CCA and a third party or any other proposal of a third party to acquire CCA.

(b)           Each Shareholder hereby waives, and agrees not to exercise or assert, any applicable dissenters’ rights under California Corporations Code Section 1304 in connection with the Merger.

SECTION3.    Transfer of Shares. Prior to the termination of this Agreement, no Shareholder shall: (i) transfer (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, transfer by testamentary disposition or interspousal disposition pursuant to a domestic relations proceeding, or other disposition including but not limited to a merger, consolidation or other transfer by operation of law), or consent to any transfer of, any or all of such Shareholder’s Shares or any interest therein; (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shareholder’s Shares or any interest therein; (iii) grant any proxy other than to vote in favor of the Merger, power-of-attorney or other authorization or consent in or with respect to such Shareholder’s Shares; or (iv) deposit such Shareholder’s Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shareholder’s Shares.

SECTION 4.    Acquisition Proposal. Each Shareholder agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any proposed Acquisition Proposal. Each Shareholder agrees that it will not, and will use its best efforts to ensure that its officers, directors, employees, attorneys, accountants and other agents do not, directly or indirectly: (i) initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) in the event of an unsolicited written proposed Acquisition Proposal, engage in negotiations or discussions with, or provide any information or data to, any person (other than StorCOMM, and any of its affiliates or representatives) relating to any proposed Acquisition Proposal.

SECTION 5.    Further Assurances; Shareholder Capacity.

(a)           Each Shareholder shall, upon request of StorCOMM, execute and deliver any additional documents and take such further actions as may reasonably be deemed by StorCOMM to be necessary or desirable to carry out the provisions hereof.

(b)           Nothing in this Agreement shall be construed to prohibit any Shareholder or any affiliate of any Shareholder who is a member of the Board of Directors of CCA from taking any action solely in his capacity as a member of the Board of Directors of CCA to the extent specifically permitted by the Merger Agreement.

SECTION 6.    Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately upon the earlier of (a) the date that the Merger Agreement is terminated in accordance with its terms or (b) the Effective Time (as defined in the Merger Agreement).

SECTION 7.    Expenses. All fees and expenses incurred by any one party hereto shall be borne by the party incurring such fees and expenses.

SECTION 8.    Public Announcements. StorCOMM and each Shareholder agrees that it will not issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that such disclosure can be made without obtaining such prior consent if the disclosure is required by law or by obligations imposed pursuant to any listing agreement with the American Stock Exchange.

SECTION 9.    Miscellaneous.

(a)           All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(A)  if to any Shareholder, to the address set forth next to such Shareholder’s name on Exhibit A hereto;

and

(B)  if to StorCOMM, to:

StorCOMM, Inc.
7 Corporate Plaza
8649 Baypine Road
Jacksonville, Florida 32256
Fax:  904.730.8537
Attention:       Samuel G. Elliott

(b)           The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)           This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

(d)           This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, whether written and oral, among the parties hereto with respect to the subject matter hereof.

(e)           This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

(f)            This Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective heirs, executors, administrators, successors and assigns, and the provisions of this Agreement are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(g)           If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(h)           Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto will waive, in any action for specific performance, the defense of adequacy of a remedy at law and or in equity, to compel specific performance of this Agreement in any action instituted in any state or federal court.

(i)            No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

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IN WITNESS WHEREOF, StorCOMM and each Shareholder has executed and delivered or caused this Agreement to be duly executed and delivered as of the date first written above.

STORCOMM

By:
Name:	Sam Elliott
Title:	CEO

SHAREHOLDERS:

Name: Steven M. Besbeck, an individual

Name: Bruce M. Miller, an individual

Name: James R. Helms, an individual

EXHIBIT A

SHAREHOLDERS	SHARES OWNED
Steven M. Besbeck 25769 Vista Verde Dr. Calabasas, CA 91302	280,700

Bruce M. Miller 27806 Blythedale Rd. Agoura Hills, CA 91301	350,000

James R. Helms 2126 Bridgegate Ct. Westlake Village, CA 91361	111,800